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                                                                    EXHIBIT 99.1



                              THOMAS NELSON, INC.


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NEWS RELEASE                                                [THOMAS NELSON LOGO]
DATE:       April 23, 2001
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CONTACT:    Joe L. Powers
            Executive Vice President
            P.O. Box 141000
            Nashville, TN 37214-1000
PHONE:      (615) 902-1300      FAX:  (615) 883-6353
WEBSITE:    www.thomasnelson.com
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                                                         FOR IMMEDIATE RELEASE

                       THOMAS NELSON TO EXPLORE STRATEGIC
                         ALTERNATIVES FOR C.R. GIBSON(R)

     NASHVILLE, Tenn. (April 23, 2001) -- Thomas Nelson, Inc. (NYSE: TNM) today announced that its Board of Directors is exploring various strategic alternatives, including the possible merger, sale or recapitalization of its wholly-owned subsidiary, The C.R. Gibson(R) Company. C.R. Gibson(R), founded in 1870, is a leading designer, marketer and distributor of photo albums, memory books (such as baby and wedding books) and premium stationery.

     Thomas Nelson recently has decided to focus on its core publishing business and, accordingly, is reviewing strategic alternatives with respect to C.R. Gibson(R) to enhance the long-term strength of C.R. Gibson(R) as well as the share value for Thomas Nelson shareholders. UBS Warburg is acting as Thomas Nelson's financial advisor.

     Joseph Moore, President of C.R. Gibson(R), said, "C.R. Gibson(R) is one of the most respected brands of memory products in the gift industry. Since its acquisition by Thomas Nelson in 1995, we have consolidated the stationery and gift operations and better positioned the business to achieve sustainable growth."


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     Moore continued, "Over the past few years we have sharpened our focus in the product areas where we are a market leader - particularly in the baby and wedding categories where our memory products are marketed under the C.R. Gibson(R) name and in the premium stationery category, where our products are marketed under the name Creative Papers(R). We remain committed to providing superior products and service to our growing number of national chain and independent retail customers."

     Thomas Nelson emphasized that no decision has been made to enter into any transaction or as to what form a transaction might take. Thomas Nelson may determine, in its sole discretion and at any time, not to proceed with any of the alternatives under consideration.

     Thomas Nelson, Inc. is a leading publisher, producer and distributor of books emphasizing Christian, inspirational and family value themes, and believes it is the largest publisher of Bibles and inspirational books in the English language. For more information about our products, visit our website at www.thomasnelson.com.

              Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements regarding Thomas Nelson, Inc. All forward-looking statements involve risks and uncertainties. Actual results could differ materially from those contemplated or expressed in the forward-looking statements. Factors that could cause such differences include the ability of the company to identify, negotiate and consummate a transaction on terms acceptable to the company or otherwise, the satisfaction of any applicable conditions, including required approvals, and other factors identified in Thomas Nelson's filings with the Securities and Exchange Commission.

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